Exhibit 10.68

Revolving Line of Credit Agreement

Borrower:   DVS Korea Co., Ltd.
196 Kumkok Dong, Boon Dan Gu, Sung Nam City, Kyunggi Province
Mr. Byung Hyun Lee, CEO

Lender:   Hana Bank

Principal (Limit on the Line of Credit): 500,000,000 Korean Won

Purpose of the Loan: Overdraft

This Revolving Line of Credit dated March 22, 2002, is made and executed between DVS Korea Co., Ltd.("Borrower") and Hana Bank ("Lender") on the following terms and conditions.

Borrower understands and agrees that in granting, renewing, or extending any loan, Lender is relying upon Borrower's representation, warranties, and agreements as set forth in this Agreement; the granting, renewing, or extending of any loan by lender at times shall be subject to Lender's sole judgment and discretion; and all such loans shall be and remain subject of the terms and conditions of this Agreement.

Term

This Agreement shall be effective as of April 1, 2002, and shall continue in full force and effect until March 23, 2003.

Interest Rate

The annual interest rate on this Agreement is fixed rate of 10.0%. The annual interest rate for this Agreement is computed on a 365 day basis; that is, by applying the ratio of the annual interest rate over a year of 365 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding.

Description Collateral

  Installment Savings Deposit of 250,000,000 Korean Won
  Installment Savings Deposit of 1,200,000,000 Korean Won covering all the credit provided by Lender.

In addition, Borrower shall provide to Lender a blank draft. Lender may submit to the Borrower's bank the draft for full payment of unpaid principal and accrued interest when Borrower fails to make payment in accordance with the terms of this Agreement.

Late Charge and Interest After Default

Upon Borrower's failure to pay all amounts declared due pursuant to this section, including failure to pay accrued interest, monthly payment, outstanding principal balance on final maturity date, and excess draw on the account, Lender will adjust annual interest rate to 19% and applied to past due, if any.

Payment

Borrower will pay this loan in full of all outstanding principal plus all accrued interest on the maturity date. In addition, Borrower will pay regular monthly payments of all accrued unpaid interest due as of each payment date.

Cessation of Advances

If Lender has made any commitment to make any Loan to Borrower under this Agreement, Lender has right to reduce the Loan limit or shall have no obligation make Loan Advances or to disburse Loan proceeds, if: (i) there occurs a material adverse change in financing community; or (ii) there occurs a material adverse change in Borrower's financial condition, in the financial condition of any Guarantor, or in the value of any Collateral securing any Loan. If Lender decides to reduce the Loan limit and Borrower's outstanding loan exceeds such new limit, excess is due immediately upon demand of Lender.